Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE

November 24, 2014

Frank Calderoni

[ADDRESS]

Dear Frank:

This Transition and Separation Agreement and General Release (“Agreement”) sets forth the terms of your transition from Executive Vice President and Chief Financial Officer to Executive Advisor and subsequent separation from employment with Cisco Systems, Inc. (“Cisco” or “Company”). By this agreement you resign your position as Executive Vice President and Chief Financial Officer with Cisco and become an “Executive Advisor” effective January 1, 2015 or such earlier date as mutually agreed upon (the date of your actual transition of employment, the “Transition Date”). Your employment with Cisco will terminate, and your position as Executive Advisor will therefore end, no later than October 1, 2015 or as otherwise determined under this Agreement (the date of your actual termination of employment, the “Termination Date”).

This Agreement contains two separate releases, each requiring separate signatures at the appropriate time. To facilitate this process, you are being provided two original copies of the Releases. The first Release Agreement applies to potential claims and provides consideration to you as of the time the Release is first executed and the Transition Period becomes effective. The second Release applies to potential claims and provides consideration to you for signing the Release for the second time in connection with the expiration of the Transition Period and the termination of your employment. Please read the following carefully as it sets forth the terms of our agreement and contains two separate releases of claims. If you agree to its terms after considering them as provided herein, you are asked to sign it and it will be binding upon you.

Although your health coverage will end on the last day of the month in which you become an Executive Advisor, you may be eligible to continue that coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) at your own expense, and Cisco will provide you with a lump sum payment with respect to eighteen (18) months of coverage as described below. Subject to the terms of this Agreement with respect to equity awards and certain other benefits, all of your other benefits (except for long term disability, life insurance and AD&D), including, but not limited to, vesting of stock options, restricted shares and/or restricted stock units and participation in the employee stock purchase plan (ESPP), will end on the Termination Date. Whether or not you sign this Agreement, any unvested equity-based awards, including without limitation Cisco stock options and restricted stock units you may hold, will be cancelled on the date your employment with Cisco terminates.

Please read the following paragraphs carefully as they set forth the terms of this Agreement and contain a release of claims.

I. Transition Period and Services: As of the Transition Date, you shall be employed as an Executive Advisor on an at-will basis reporting to John Chambers, Chairman and Chief Executive Officer or his successor (“CEO”), until your Termination Date, which shall occur no later than the close of business on October 1, 2015 (such period of employment, the “Transition Period”). The Transition Period will terminate before October 1, 2015, if you resign as an Executive Advisor or if the Company terminates the employment relationship for any reason.

During the Transition Period, you will be required to work at least 35 hours per month. During the Transition Period, you will be allowed to commence new employment outside of Cisco so long as such employment (i) does not interfere with your duties as an Executive Advisor and (ii) except with the prior written consent of Cisco’s CEO, is not with any of the following companies or their subsidiaries: Alcatel-Lucent, Amazon Web Services, Arista Networks, ARRIS Group, Aruba Networks, Avaya, Brocade Communications Systems, Check Point Software Technologies, Dell, LM Ericsson Telephone Company, Extreme Networks, F5 Networks, FireEye, Fortinet, Hewlett-Packard, Huawei Technologies, Juniper Networks, Motorola Solutions, Palo Alto Networks, Riverbed Technology, Ruckus Wireless, Symantec and VMware (the “Competitor Companies,” which shall exclude FireEye, Fortinet, Palo Alto Networks and Ruckus Wireless after October 1, 2015). For purposes of this subsection (ii), “employment” shall include board of director or advisory board membership, and consulting arrangements. Notwithstanding the foregoing, you will not be deemed to provide services for a Competitor Company within the meaning of this Agreement if you serve as an officer, director or consultant of a company that is acquired by a Competitor Company and you continue to serve in substantially the same position with such company after the acquisition as before the acquisition; provided that at the time you are hired by the company, you do not have knowledge that acquisition discussions with the Competitor Company have commenced.

Until the one (1) year anniversary of your Termination Date, the commencement of employment with one of the Competitor Companies set forth above will be deemed a breach of this Agreement and Cisco shall have all of its rights under law and equity for such breach including, but not limited to, the termination of your employment as an Executive Advisor and the forfeiture of all rights to the benefits hereunder. If such forfeiture occurs after you have received any benefits under this Agreement, you agree to repay to the Company promptly upon demand the full amount of such benefits, unreduced by any withholding or deduction; provided, however, solely with respect to forfeited benefits paid to you during the calendar year of forfeiture, the amount you are required to repay to the Company shall be reduced by the amount of any federal, state, city or other local income taxes actually withheld from such forfeited benefits by the Company (“Current Year Withholding Taxes”) and the Company shall seek a refund of the Current Year Withholding Taxes from the applicable taxing authority. You agree to repay to the Company promptly upon demand an amount equal to the portion of the Current Year Withholding Taxes that is not refunded or credited to the Company. You and Cisco agree to use commercially reasonable efforts to cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request to seek a refund of taxes paid with respect to any forfeited benefits.

II. What You Will Receive. In exchange for entering into this Agreement and provided you do not exercise your right to revoke this Agreement, violate the covenants set forth herein or terminate your employment prior to the Transition Date without the consent of the Company, you will be eligible for the following benefits:

During the Transition Period

•	Base Salary: You will be paid an annual base salary of $300,000 during the Transition Period ($25,000 per month). Subject to your continued employment with Cisco, you will be paid in accordance with the normal Company payroll procedures.

•	EIP Bonus: Provided that you remain an Executive Advisor until the last day of fiscal 2015, you shall remain eligible to participate in, and receive a bonus under, the Company’s Executive Incentive Plan (the “EIP”) for fiscal 2015, which payment, if any, shall be made between July 25, 2015 and December 31, 2015, provided that for purposes of calculating such bonus, if any, your individual performance factor (IPF) shall be 1.0 and the bonus shall be based on 125% of actual base earnings for fiscal 2015 and the level of achievement of the Company Performance Factor and the Customer Satisfaction Factor under the EIP for fiscal 2015. You will not be eligible to participate in the Company’s EIP for fiscal 2016.

•	Separation Pay: You will be paid an amount equal to 12 months of your current annual base salary and target bonus award (a total of $1,800,000) (the “Separation Payment”), which shall be paid in two (2) equal installments no later than January 9, 2015 and July 1, 2015, less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions. If you commence new employment prior to the receipt of any portion of this Separation Payment, you agree that you have an affirmative obligation to notify Cisco of such new employment. Your failure to notify Cisco of such subsequent employment does not impact Cisco’s right to eliminate, offset or reduce your future payments hereunder or seek a refund from you for such amounts improperly paid to you.

•	An Amount to Cover Your COBRA Payment: You shall be entitled to receive no later than January 9, 2015 a lump sum payment equal to eighteen (18) months of COBRA premiums or $36,279.49 for you and your eligible dependents at the same level and for the same eligible dependents covered as of your Termination Date. Please note that if you choose and are eligible to continue your health coverage through COBRA, you are solely responsible for timely election of COBRA continuing coverage and for making all COBRA premium payments.

Upon your Termination Date

•	Equity Awards: During the Transition Period, you shall continue to vest in your outstanding Cisco equity awards and such equity awards shall continue to be governed by their terms. You shall not be eligible to receive any new grants during the Transition Period.

To the extent your Termination Date occurs prior to September 11, 2015 and is not on account of a termination by Cisco due to your breach of this Agreement, on your Termination Date, the vesting of 97,300 unvested restricted stock units (including deferred stock units) that would have vested on September 11, 2015 will accelerate and immediately vest. On your Termination Date, you will also be deemed eligible for Retirement vesting (as such term is defined in the Company’s Performance-Based Stock Unit Agreement (the “PRSU Agreement”)) and, based on the determination of the number of such shares vesting in accordance with the applicable performance goals adopted by Cisco, will vest in (i) 343,800 (target number - actual number based on achievement of performance goals) performance-based restricted stock units (“PRSUs”) on September 11, 2015, and (ii) provided you have not breached this Agreement, a pro-rata portion of the 225,000 (target number - actual number based on achievement of performance goals) PRSUs on September 11, 2016, such portion determined based on the number of days you were employed by Cisco during the performance period. The PRSUs shall otherwise continue to be subject to the terms and conditions of the applicable PRSU Agreements including the restrictive covenants set forth therein, except that Sections 3(b)(i), 3(b)(ii) and 3(b)(iv) in the PRSU Agreements shall be replaced by the terms and conditions of this Agreement and the list of Competitor Companies set forth above shall be considered the organizations and businesses which compete with or are in conflict with the interests of Cisco for purposes of interpreting Section 3(b)(iii) of the PRSU Agreement.

To the extent your Termination Date occurs on or after September 11, 2015 and is not on account of a termination by Cisco due to your breach of this Agreement, on your Termination Date, you will be deemed eligible for Retirement vesting and, based on the satisfaction of the applicable performance goals, will vest in a pro-rata portion of the 225,000 target PRSUs on September 11, 2016, such portion determined based on the number of days you were employed by Cisco during the performance period. The PRSUs shall otherwise continue to subject to the terms and conditions of the PRSU agreements including the restrictive covenants set forth therein, with the exceptions as set forth above in the immediately preceding paragraph.

Notwithstanding the foregoing, if your employment as an Executive Advisor pursuant to this Agreement is terminated by Cisco without Cause or you resign for Good Reason, the Termination Date for purposes of determining the pro-rata portion of the 225,000 target PRSUs that will vest on September 11, 2016 to the extent earned shall be deemed to have occurred on October 1, 2015. “Cause” shall have the meaning set forth in the Cisco Systems, Inc. 2005 Stock Incentive Plan. “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your authorities, duties or responsibilities as an Executive Advisor; (ii) you are required to report to an employee other than the CEO or his designee; or (iii) a change of your primary work facility to a location more than thirty-five (35) miles from your current work location in San Jose, California. You will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.

•

Limited Option Exercise Period Extension: Your vested and available non-qualified options to purchase Cisco common stock (“stock options”) (determined as of your Termination Date) that have a per share exercise price that is more than the final NASDAQ per share market price on your Termination Date (“underwater options”), will remain exercisable through the earliest of (i) twelve (12) months after your Termination Date, (ii) the maximum contractual term of the applicable stock option, provided that you execute any required implementation documents or (iii) the ninth (9th) anniversary of the original date of the grant of the applicable stock option. Notwithstanding the foregoing, and except as provided above, the stock options will continue to be subject to the terms and conditions of your stock option agreements and the applicable stock plan. For example, if you were granted an option to purchase 1,000 shares, which option has a maximum 9 year term that expires on February 1, 2015, and you terminate employment on January 1, 2015 at a time when your option is underwater, your option will remain exercisable only until February 1, 2015 (you will not receive the entire 12 month extension of time to exercise).

III. The Release and What You Are Agreeing To Release: You agree to the terms of the release as set forth below, which shall be executed a first time at the same time you execute this Agreement and which shall be executed a second time on or around October 1, 2015 (or earlier upon your Termination Date). If you fail to execute such release the first time within 30 days of the Effective Date (as defined below) or revoke it, this Agreement shall not become effective.

Except as set forth in section V, which identifies claims expressly excluded from this release, in consideration for the cash severance, equity acceleration and limited option exercise period extension and other consideration hereunder, you release Cisco, any affiliated companies of Cisco, any Cisco sponsored or established benefit plans, the administrators, fiduciaries, and trustees of any Cisco sponsored or established benefit plans, and the current and former officers, directors, agents, employees and assigns of Cisco, of any affiliated companies of Cisco and of any Cisco sponsored or established benefit plans (the “Releasees”), to the maximum extent permitted by law, from any and all known and unknown claims up through the date that you execute this Agreement. The claims which you are releasing include, but are not limited to, those related to your employment with Cisco and the termination thereof. All such claims (including related claims for attorneys’ fees and costs) are waived and released without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of all claims for monetary damages and any other form of personal relief and any claims arising under any and all laws, rules, regulations, or ordinances, including but not limited to the Age Discrimination in Employment Act (ADEA); the Family and Medical Leave Act (FMLA); the Worker Adjustment and Retraining Notification Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act (ERISA); the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Business and Professions Code; and any similar laws of any state or governmental entity.

California law will govern this Agreement, except to the extent preempted by federal law. Accordingly, you further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

IV. Timeline For Considering And Signing This Agreement: You understand and acknowledge that you have been provided a period of thirty (30) calendar days within which to decide whether you will execute this Agreement, no one hurried you into executing this Agreement during that period, and no one coerced you into executing this Agreement. The offer of this Agreement shall expire at the end of the thirtieth (30th) calendar day after you have received it (the “Expiration Date”).

Your signed, accurately dated, and unmodified Agreement must be mailed to: Francine Katsoudas, Senior Vice President and Chief Human Resources Officer, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, CA 95134 on or before the Expiration Date. You may not date the Agreement for a future (or past) date.

You understand that unless more time is required by applicable law, you have a limited period of seven (7) calendar days after your first signing to revoke your acceptance of this Agreement. Further, should you wish to revoke those portions of this Agreement that are to become effective after the second signing, this must be done within seven (7) calendar days after your execution of the second signing. You must mail written notification of revocation to: Francine Katsoudas, Senior Vice President and Chief Human Resources Officer, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, CA 95134. Unless you personally deliver the signed revocation on or before the end of the eighth (8th) calendar day after the applicable first or second signing, it must be sent by a traceable overnight delivery service or traceable overnight express mail and postmarked on or before the end of the eighth (8th) calendar day after the applicable first or second signing. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service and, if a revocation period longer than seven (7) calendar days is required under applicable law, to the first business day after such revocation period expires.

This Agreement will become effective and enforceable on the date that the revocation period has expired after the first signing, provided that you have delivered the signed Agreement to Cisco, Cisco has accepted it and you have not revoked it (the “Effective Date”). Your benefits will commence or be made available to you as set forth above in this Agreement, provided you comply with all of your obligations and the terms of this Agreement.

If you exercise your right of revocation with respect to the first signing, your employment termination will remain in effect effective as of January 1, 2015. If you exercise your right of revocation with respect to the second signing, you will not be entitled to the applicable benefits pursuant to this Agreement.

Cisco reserves the right after receiving your signed Agreement to reject it and decline to accept it in the event it is untimely or if it is modified by you. In the event the Agreement is rejected or not accepted by Cisco, it will be void and unenforceable.

In limited circumstances such as, for example, a medical emergency, Cisco reserves the right in its sole discretion to accept an Agreement signed after the Expiration Date. However, you should not expect that Cisco will accept an Agreement signed after the Expiration Date and this paragraph cannot be used or cited as imposing any obligation on Cisco to accept an Agreement signed after the Expiration Date. Under no circumstances will Cisco accept an Agreement executed or delivered to Cisco more than four (4) months after the date of this

Agreement. If you sign the Agreement any time after the Expiration Date, or deliver it to Cisco more than one business day following the Expiration Date (as set forth above), and Cisco accepts the Agreement, you will be solely responsible for any and all tax liabilities, including penalties, excise taxes, and/or interest, if any, under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

V. Protecting Your Rights: In understanding the terms of this Agreement and your rights, you are advised to consult with an attorney of your choice prior to executing it. Also, the only claims that you are not waiving and releasing under this Agreement are claims you may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in Cisco-sponsored group health benefit plans, at your own expense, under COBRA and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested as of your termination date pursuant to the terms of a Cisco-sponsored benefit plan; (4) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (5) any wrongful act or omission occurring after the date you execute this Agreement, including any breach by Cisco of this Agreement; (6) any rights you have to indemnification under the Restated Articles of Incorporation of Cisco Systems, Inc. and the Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect, and the Indemnification Agreement between Cisco and you dated November 14, 2005; and (7) any rights to insurance coverage, including expense reimbursement, under any D&O insurance policy maintained by Cisco. In addition, nothing in this Agreement prevents or prohibits you from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, please understand that, because you are waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section III above), you may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.

VI. Deferred Compensation Tax Consequences: Notwithstanding anything to the contrary set forth herein, all payments and benefits described in this Agreement that are not otherwise exempt from Section 409A which establishes personal tax and penalty liability for certain deferred compensation, shall be fully paid no later than the short-term deferral deadline set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that any change to this Agreement or any additional terms are required to comply with Section 409A (or an exemption therefrom), you hereby agree that Cisco may make such change or incorporate such terms (by reference or otherwise) without your consent.

VII. Protecting Cisco’s Rights: In executing this Agreement, you acknowledge that you have not relied upon any statement made by Cisco, or any of its representatives or employees, with regard to this Agreement unless the representation is specifically included in this written Agreement. Furthermore, this Agreement contains our entire understanding regarding eligibility for and the payment of separation benefits and supersedes any and all prior representations and agreements regarding the subject matter of this Agreement. However, this Agreement does not modify, amend or supersede written Cisco agreements that are consistent with enforceable provisions of this Agreement such as Cisco’s “Proprietary Information and Inventions Agreement” and Cisco’s Arbitration Agreement and Policy. In addition, this

Agreement in no way alters the at-will nature of your employment; both you and Cisco are free to terminate your employment at any time for any reason, with or without cause or advance notice. Except for any changes that Cisco may make with respect to Section 409A as set forth herein, once effective and enforceable, this Agreement can only be changed by another written agreement signed by you and Cisco’s Senior Vice President of Human Resources (or his/her designee).

On or before your Termination Date, you agree to satisfy any and all outstanding financial obligations to the Company and, return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Separation benefits will not be provided to you under this Agreement until you comply with this requirement.

You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your spouse or to your attorney or accountant in order for such individuals to render services to you.

VIII. Mutual Non-Disparagement. You on the one hand, and the Company’s officers and directors with knowledge of this Agreement on the other, agree not to make any negative statement about or disparage the other party with any written or oral statement. You specifically agree not to make any disparaging comments regarding the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Notwithstanding the foregoing, nothing in the clause shall be deemed to limit in any way statements by you (i) to your advisors, including legal counsel, that are under a contractual or legal obligation to preserve the confidentiality of such statements or (ii) that you in good faith believe are truthful to any regulatory or enforcement agency which requests information from you regarding Cisco or in connection with any other legal or regulatory proceeding.

IX. Non-Solicitation; Confidential Information. For the one (1) year period following your Termination Date, you agree and acknowledge that your right to receive the severance consideration described in Section II above shall be conditioned upon you not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of Cisco or inducing or otherwise causing an employee to leave his or her employment with the Company (regardless whether to commence employment with you or with any other entity or person. “Solicit for employment” shall mean, for purposes of this paragraph IX., directly or through an intermediary targeting or personally inviting or encouraging a Cisco employee to consider terminating his or her current employment to accept employment with the soliciting entity. “Solicit for employment” shall not mean posting job openings on internal or external websites, third party career, job related websites or social networking sites available for view by the public or responding to or hiring individuals who have submitted applications or inquiries through such sites provided that such applications or inquiries have not been solicited as prohibited by this. You shall not be prohibited from soliciting for employment or employing any such person after three (3) months have lapsed since such person ceased to be employed by Cisco. If you engage in any such prohibited activity, then all severance consideration to which you otherwise would be entitled under Section II, above, as applicable, thereupon shall cease.

You hereby acknowledge that you are and continue to be bound by the Proprietary Information and Inventions Agreement you signed with the Company dated as of December 30, 2003 (the “Confidentiality Agreement”), and that the Confidentiality Agreement inures to the benefit of the Company to the same extent as set forth in the Agreement, and that as a result of your employment with the Company you have had access to the Company confidential information, that you will hold all confidential information in strictest confidence and that you will not make use of such confidential information on behalf of anyone. You further agree that you will deliver to the Company no later than the Termination Date all documents and data of any nature containing or pertaining to such confidential information and that you have not taken with you any such documents or data or any reproduction thereof. If you violate any of the provisions of the Confidentiality Agreement, then all severance consideration to which you otherwise would be entitled under Section II, above, as applicable, thereupon shall cease.

X. Full Disclosure: You confirm that you are not aware of any claim, grounds, facts or circumstances that are expected to give rise to any material investigation, material claim or audit by any entity, including but not limited to, any state or federal or non-U.S. government agency, against Cisco in relation to any matter whatsoever arising during your employment at Cisco. You also confirm that, to the best of your knowledge, all of your statements to the Audit Committee and your certifications under the Sarbanes-Oxley Act have been complete and correct.

XI. Enforceability Of This Agreement: Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of this Agreement shall be settled by arbitration in accordance with Cisco’s Arbitration Agreement and Policy, a copy of which you acknowledge having previously received and agreed to. If for any reason this Arbitration Agreement and Policy is not enforceable, Cisco and you agree to arbitration under the employment arbitration rules of the American Arbitration Association (which can be found at http://www.adr.org) or any successor hereto. The parties further agree that, except as set forth in the following paragraph, the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of this Agreement. Any applicable arbitration rules, agreement or policy shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

Should any provision of this Agreement be determined by an arbitrator or a court of competent jurisdiction to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.

We trust that the separation payment and other consideration offered herein will assist you in your employment transition. We wish you the best in your future endeavors.

CISCO SYSTEMS, INC.

/s/ Francine Katsoudas	11/24/14

FIRST SIGNING: I UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS INCLUDING BUT NOT LIMITED TO THE RELEASE OF CLAIMS AS OF THE DATE OF MY SIGNATURE (ORIGINAL)

/s/ Frank A. Calderoni	November 24, 2014
Signature of Employee	Date Signed

Frank A. Calderoni	San Jose, CA
Printed Name of Employee	Location Signed at (e.g., San Jose, CA, USA)

Cisco Employee #

FOR CISCO USE ONLY

CISCO SYSTEMS, INC.

Received by:	Accepted by:

Name/Date	Name/Date

M16.1(NS)

SECOND SIGNING: I UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS INCLUDING BUT NOT LIMITED TO THE RELEASE OF CLAIMS AS OF THE DATE OF MY SIGNATURE (ORIGINAL)

Signature of Employee	Date Signed

Printed Name of Employee	Location Signed at (e.g., San Jose, CA, USA)

Cisco Employee #

FOR CISCO USE ONLY

CISCO SYSTEMS, INC.

Received by:	Accepted by:

Name/Date	Name/Date

M16.1(NS)